NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Tim Lescalleet
Griffin Land
(860) 286-7660

GRIFFIN LAND LEASES GRIFFIN CENTER OFFICE BUILDING TO KMC MUSIC, INC.

BLOOMFIELD, CONNECTICUT (May 28, 2009) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced that its real estate division, Griffin Land, signed a long-term, full building lease for 55 Griffin Road South with KMC Music, Inc. (“KMC”), a subsidiary of Fender Musical Instruments, Inc. The signing of this full building lease was first reported at Griffin’s 2009 Annual Meeting held earlier this month. 55 Griffin Road South is a single story office building of approximately 40,000 square feet in Bloomfield, Connecticut located within Griffin Center, a 600-acre master planned business park that was planned and developed by Griffin Land. Construction of the tenant improvements are underway and KMC is expected to take occupancy of the premises in July 2009.

In addition to its real estate business, Griffin also operates a landscape nursery business, Imperial Nurseries, Inc. Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.